Exhibit 1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange) with respect to shares of common stock of Shiloh Industries, Inc., and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto.

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each party hereto, and then only with respect to such revoking party.

Dated January 4, 2019.

OAK TREE HOLDINGS LLC

By:	/s/ Christopher M. Essig
Name: Christopher M. Essig Title: Vice President

OAK TREE ARCHWAY LLC By: Oak Tree Holdings LLC

By:	/s/ Christopher M. Essig
Name: Christopher M. Essig Title: Vice President